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                                                                   EXHIBIT 10.83

                                   AGREEMENT
                                   ---------

     THIS AGREEMENT, dated this third day of December, 1996 by and between:

     SEARLE CANADA, a unit of Monsanto Canada Inc., having its office at 400 Iroquois Shore Road, Oakville, Ontario L6H 1M5 (hereinafter referred to as "MONSANTO"); and

     ROBERTS PHARMACEUTICAL CORPORATION, having its office at Meridian Center II, 4 Industrial Way West, Eatontown, New Jersey 07724 (hereinafter referred to as "ROBERTS").

     WITNESSETH:

     WHEREAS, MONSANTO owns certain property and assets, hereinafter referred to as "ASSETS" located at 400 Iroquois Shore Road, Oakville, Ontario L6H 1M5.

     WHEREAS, ROBERTS or its designee desires to acquire the ASSETS subject to the terms, conditions and provisions hereinafter set forth.

     NOW, THEREFORE, in consideration of $6.3 million Cdn plus applicable taxes if any, and other good and valuable consideration, the parties agree as follows:

                       ARTICLE I - ASSETS TO BE CONVEYED
                       ---------------------------------

In consideration of the purchase price hereinafter set forth and the performance by the parties of the covenants and agreements herein contained, and subject to the other provisions of this Agreement, MONSANTO agrees to sell, assign and grant to ROBERTS and ROBERTS agrees to purchase and accept from MONSANTO the following ASSETS (excluding such property as is identified in this Agreement including its attachments):

1.1 All of MONSANTO's right, title and interest in and to its real property located at 400 Iroquois Shore Road, Oakville, Ontario, registered in the Land Registry Office for the Registry Division of Halton

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and described as follows:

Lot 6, Plan M-14, Town of Oakville, Regional Municipality of Halton being Parcel 6-1, Section M-14; all of Lot 7, Plan M-14, Town of Oakville, Regional Municipality of Halton being Parcel 7-3, Section M-14; SAVE AND EXCEPT that part of Lot 7, Plan M-14 designated as Part 1 on HR-30.

1.2  All of MONSANTO's right, title and interest in the following:

All machinery and equipment, office furniture, telephone system, alarm system, engineering CADCAM system and cafeteria furniture and kitchen equipment as identified in Exhibit A.

Specifically excluded from the sale are as follows: All equipment related to the QA/QC laboratory and warehouse (except as set forth in Exhibit A, page 11) and all electronic equipment including all computers, photocopiers, video conference equipment, projection equipment and fax machines and all furnishings in the Video Conference Room.

1.3 The ASSETS shall be deemed to have been physically delivered to ROBERTS at the Closing upon conveyance of the ownership of the ASSETS to ROBERTS.

1.4 It is recognized by the Parties, that MONSANTO may not, prior to the Closing, have removed assets or property of MONSANTO or third parties not being sold, assigned, conveyed or granted to ROBERTS hereunder. Accordingly, ROBERTS shall allow MONSANTO a reasonable period of time following the Closing in order to remove such assets and property. ROBERTS agrees to render reasonable assistance in connection therewith. In addition, should MONSANTO locate any ASSETS following the Closing which were not delivered to ROBERTS, it shall promptly deliver the same to ROBERTS.

                               ARTICLE II - PRICE
                               ------------------

2.1 The purchase price for the ASSETS shall be $6.3 Cdn. million, plus applicable taxes if any, and shall be paid according to the following payment schedule. (MONSANTO acknowledges receipt on or

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about October 7, 1996 of 5% (i.e. $0.315 million Cdn.) of the purchase price which is held in trust by Colliers Macaulay Nicolls (Ontario) Inc. and acknowledges receipt on the signing of this Agreement of 10% (i.e. $0.630 million Cdn.) of the purchase price paid directly to MONSANTO).

     Payment Schedule:
     -----------------
     2.1.1    $2.0 Cdn. million on Closing.

     2.1.2 The outstanding balance remaining on the purchase price (i.e. $3.355 million Cdn.) plus accumulated interest at Canadian prime in effect on the Closing on or before December 31, 1997 to be evidenced by a promissory note delivered on Closing (the Promissory Note).

2.2 Allocation of the purchase price shall be as agreed by ROBERTS and MONSANTO by the Closing according to the following schedule:

     Land

     Building

     Equipment/Furnishings

     Total

and both parties agree to file all returns consistent with such allocations.

                      ARTICLE III - TITLE AND RISK OF LOSS
                      ------------------------------------

3.1 Risk of loss or destruction or damage to the ASSETS shall pass to ROBERTS as of Closing. Good and marketable title to the ASSETS shall be transferred to ROBERTS by means of a bill of sale and/or general conveyances to be delivered to ROBERTS at the Closing. Title to the real property shall be in fee simple free from all encumbrances save for registered restrictions or covenants that run with the land, rights-of-way or easements disclosed by the registered title or for the supply of utilities, existing zoning or environmental regulations and any defects in title which do not materially affect ROBERTS' rights to use the real property as currently being used. ROBERTS shall have until February 3, 1997 to satisfy itself as to the state of the title of the ASSETS and if before that time it makes any objection to title which MONSANTO is unable or unwilling to satisfy and such objection relates to a matter which has not been accepted by ROBERTS pursuant to the terms of this Agreement, then ROBERTS may, as

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its sole remedy, on written notice to MONSANTO terminate this Agreement and
MONSANTO shall ensure the return of all purchase price payments provisionally made by ROBERTS.

3.2 The ASSETS shall remain at the risk of MONSANTO until Closing and in the event of any loss or damage to the ASSETS, any insurance proceeds shall belong to MONSANTO absolutely.

          ARTICLE IV - REPRESENTATIONS AND AGREEMENTS PENDING CLOSING
          -----------------------------------------------------------

4.1  MONSANTO Representations.  MONSANTO represents and warrants to ROBERTS:
     -------------------------

     4.1.1 It is, and on the Closing will be, a corporation duly organized and validly existing under the laws of Canada; and at the Closing, this Agreement and the transactions provided for herein shall have been duly authorized or ratified by all necessary corporate action on the part of MONSANTO and this Agreement shall be a valid and binding obligation of MONSANTO enforceable in accordance with its terms.

     4.1.2 This Agreement and the performance of MONSANTO's obligations hereunder shall not, as of the Closing, contravene MONSANTO's by-laws, or any material agreement to which it is a party.

     4.1.3 To the best of MONSANTO's knowledge and belief there is, and at the Closing will be, no lien, charge or other encumbrance (except as otherwise permitted under this Agreement) against the ASSETS.

     4.1.4 MONSANTO is not, and at the Closing will not be, a non-resident of Canada for purposes of Section 116 of the Income Tax Act (Canada).

     4.1.5 MONSANTO is not, and at the Closing will not be, engaged in any litigation which would have a material and adverse effect on the transaction contemplated by this Agreement and to the best of its knowledge and belief, no such litigation is, or at the Closing will be, threatened or anticipated by against MONSANTO.

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4.2  ROBERTS Representations.  ROBERTS represents and warrants to MONSANTO that:
     ------------------------

     4.2.1 ROBERTS is and at the Closing will be a corporation duly organized and validly existing under the laws of New Jersey and has and will have full power and authority to make, execute, deliver and perform this Agreement; this Agreement and the transaction provided for herein have been duly authorized by all necessary corporate action on the part of ROBERTS and this Agreement is and will continue to be after Closing a valid and binding obligation of ROBERTS enforceable in accordance with the terms hereof.

     4.2.2 At Closing, ROBERTS as Lessor and MONSANTO as Lessee shall enter into a Lease of QA/QC, office and warehouse space substantially in the form of the draft Lease annexed as Exhibit B.

     4.2.3 ROBERTS plans to hire most or all of the existing production and packaging employees and those QA/QC employees deemed redundant in the MONSANTO closure plans. The transfer date to ROBERTS payroll will be Closing. Salaries and benefits shall be negotiated by ROBERTS with the individual employees that ROBERTS hires. ROBERTS shall indemnify MONSANTO against any claims by such employees arising after their hiring by ROBERTS. Nothing in this Section 4.2.3 or elsewhere in this Agreement shall be construed as relieving MONSANTO or Searle Canada or any other company within the MONSANTO group from any obligation to pay any severance or other separation pay or any other termination obligation to any of the personnel mentioned in this Section 4.2.3.

             ARTICLE V - SURVIVAL OF REPRESENTATIONS AND WARRANTIES
             ------------------------------------------------------

5.1 Neither Party shall have any obligation or liability to the other Party on account of the breach of any representation or warranty contained in this
Article V unless such breach shall have materially and adversely affected the Party and such Party shall have notified the breaching Party of such breach within one (1) year after the Closing Date.

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                        ARTICLE VI - CONDITION OF ASSETS
                        --------------------------------

6.1 ROBERTS acknowledges that it has inspected the ASSETS and is accepting them on an as is where is basis without recourse to MONSANTO. ROBERTS agrees that MONSANTO has not made any representation, warranties, or agreement, express or implied, as to the physical condition or any other matter or thing affecting or relating to the ASSETS except those representations and warranties contained in this Agreement.

6.2 Without limiting the generality of the foregoing Section 6.1, ROBERTS acknowledges that it has received a full and complete copy of the environmental assessment by Equity Environmental Services Corporation dated August 1995; attached hereto as Exhibit C ("Environmental Assessment"). ROBERTS further acknowledges that it has reviewed the Environmental Assessment and is satisfied that it accurately reflects the condition of the property.

                             ARTICLE VII - CLOSING
                             ---------------------

7.1 Closing of the transactions contemplated in this Agreement (the "Closing" or "Closing Date") shall take place on June 30, 1997 at 10:00 A.M. at Searle Canada 400 Iroquois Shore Road Oakville Ontario unless the Parties hereto shall agree in writing upon another place, date and time of Closing.

7.2 On December 3, 1996, all documents shall be delivered and all payments shall be made as required pursuant to the terms of an Escrow Agreement to be entered into between ROBERTS, MONSANTO and BORDEN AND ELLIOT (the Escrow Agent) substantially in the form of the draft Escrow Agreement annexed as Exhibit D. No fee shall be charged by the Escrow Agent. Possession of the ASSETS (subject to Monsanto's rights under the Lease) shall be delivered to ROBERTS on Closing.

7.3 ROBERTS shall be responsible for registration of the deed to the real property and the payment of any costs associated therewith including land transfer tax.

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7.4  Real estate taxes and regular water, sewer and other utility charges if any will be prorated and apportioned as of the Closing.

7.5 At the Closing Monsanto shall have performed and complied in all material respects with all of the agreements and conditions on its part to be performed or complied with prior to or at the Closing pursuant to this Agreement.

7.6 At the Closing ROBERTS shall have performed and complied in all material respects with all of the agreements and conditions on its part to be performed or complied with prior to or at the Closing pursuant to this Agreement.

                       ARTICLE VIII - FURTHER ASSURANCES
                       ---------------------------------

8.1 MONSANTO shall, pending the Closing, deal with the ASSETS only in the ordinary and usual course of business except as otherwise consented to by ROBERTS. If, prior to Closing, there should be any material damage or destruction to such ASSETS, which has not been caused by ROBERTS, its agents or representatives, ROBERTS may, provided MONSANTO is unable to materially repair or replace the damaged or destroyed ASSETS with assets capable of performing substantially similar tasks prior to Closing, terminate this Agreement upon written notice to MONSANTO prior to Closing and this Agreement shall be void without further obligation or liability of either Party except that MONSANTO shall ensure the return of all purchase price payments provisionally made by ROBERTS. Any other damage or destruction to any other portion of the ASSETS subsequent to Closing, shall be at the risk of ROBERTS and MONSANTO shall have no obligations to repair or replace the same.

8.2 From time to time at the request of the other party hereto, a party shall execute and deliver such instruments and take such further action as may reasonably be requested and as shall reasonably be required in order to give effect to the provisions of this Agreement.

8.3 Between the date hereof and the Closing Date as well as beyond the Closing Date, the Parties agree to negotiate in good faith the following.

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     a)  a contract by MONSANTO to ROBERTS, where appropriate, for the manufacturer and validation of clinical trial materials and for investigational drugs at fair market value. Additionally, MONSANTO will grant to ROBERTS first consideration, where appropriate, for the manufacture and validation of clinical trial materials for investigational drugs at fair market value. Both the contract and consideration clinical supply projects are identified in Exhibit E.

     b) a contract for ROBERTS, at a fair market price, to package for a period of two years all of G.D. Searle and Co.'s ("Searle") commercial requirements for SLOW-MAG which are currently being met by Oakville based production. Estimated volumes and proposed fair market contract prices are set forth in Exhibit F.

     c) A ROBERTS' option to discontinue as of July 1, 1997 all manufacturing agreements with Searle Canada and Searle if ROBERTS deems appropriate. ROBERTS agrees to purchase all finished goods at Searle Canada's and Searle's usual price and all work in progress and materials at Searle Canada and Searle's cost exclusively related to the above manufacturing agreements. This option is conditional on all outstanding ROBERTS' debts and accounts with Searle Canada and Searle being current.

Nothing in this Section 8.3 is a condition of Closing.

                          ARTICLE IX - INDEMNIFICATION
                          ----------------------------

9.1 Until one (1) year after the Closing, MONSANTO assumes full responsibility for and agrees to defend, indemnify, save and hold harmless ROBERTS from and against any claims, losses, damages, costs, expenses or liabilities or other legal, administrative or governmental action or proceedings (including reasonable expenses of litigation and solicitors' fees in connection therewith) in respect to events, occurrences or omissions prior to the Closing on account of the ownership, possession, or use of any of the ASSETS sold transferred or granted to ROBERTS. Notwithstanding the foregoing, MONSANTO's indemnification with respect to environmental liabilities shall be governed exclusively by
Section 10.1.

9.2 From and after Closing, ROBERTS assumes full responsibility for and agrees to defend, indemnify, save and hold harmless MONSANTO from and against any claims, losses, damages, costs,

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expenses or liabilities or other legal, administrative or governmental action or proceedings (including reasonable expenses of litigation and solicitors' fees in connection therewith) in respect to (i) events, occurrences or omissions on account of ROBERTS ownership, possession, sale or use of any of the ASSETS sold transferred or granted to ROBERTS and (ii) events, occurrences or omissions prior to the Closing which give rise to any claims, losses, damages, costs, expenses or liabilities made beyond the one-year period following the Closing. Notwithstanding the foregoing, ROBERTS' indemnification with respect to environmental liabilities shall be governed exclusively by Section 10.2.

                   ARTICLE X - ENVIRONMENTAL INDEMNIFICATION
                   -----------------------------------------

10.1 Until one (1) year after the Closing, unless a claim has been made prior to, MONSANTO agrees to defend, indemnify, save and hold harmless ROBERTS from and against any costs paid to third parties as a result of governmentally mandated environmental actions (including without limitation investigations, cleanups, monitoring or sampling), or as a result of the requirements of applicable environmental laws, resulting from events, occurrences, or omissions prior to the Closing on account of the ownership, possession or use of the ASSETS, to the extent that the condition giving rise to the action was NOT identified in the Environmental Assessment.

10.2 Except as provided in Section 10.1, ROBERTS agrees to defend, indemnify, safe and hold harmless MONSANTO from and against any costs paid to third parties as a result of governmentally mandated environmental actions (including without limitation investigations, cleanups, monitoring or sampling) or as a result of the requirements of applicable environmental laws, resulting from events, occurrences, or omissions on account of the ownership, possession or use of the ASSETS.

                          ARTICLE XI - CONFIDENTIALITY
                          ----------------------------

11.1  Confidentiality.  In the event this Agreement or the transactions called
      ----------------
for herein are not consummated, ROBERTS agrees to keep confidential and not to use or disclose to others and to prevent any of its employees agents or representatives from using or disclosing without MONSANTO's prior written permission, any information or data pertaining to the business, property, activities, or operations of MONSANTO obtained or developed by, or furnished or made available by MONSANTO to

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ROBERTS or any of its employees, agents or representatives as a result of or in connection with this Agreement, any negotiations pertaining thereto or any of the transactions contemplated hereby; provided however that nothing in this
Article X shall apply to any information or data (a) which ROBERTS can show was in its possession or was known to the public or in published literature prior to the disclosure or making available of such information or data to ROBERTS by MONSANTO, or (b) which subsequent to the time of MONSANTO'S disclosure or making available of such information or data to ROBERTS, (i) becomes known to the public or in published literature other than by acts or omissions of ROBERTS or anyone acting on behalf of ROBERTS, or breach of this Agreement by ROBERTS, or
(ii) is lawfully acquired by ROBERTS from a third party who is not in breach of any confidentiality agreement with MONSANTO. In the event this Agreement or the transactions called for herein are not consummated, any and all documents, writings, papers or other materials furnished or made available by MONSANTO to ROBERTS, its employees, agents and representatives and all copies, reproductions, extracts, or summaries in whole or in part thereof shall be returned by ROBERTS to MONSANTO promptly following request therefore.

                          ARTICLE XII - MISCELLANEOUS
                          ---------------------------

12.1  Notices.  Any notice required or permitted hereunder shall be in writing
      --------
and shall be sufficiently given when delivered to an officer of either Party or when faxed to such office or when deposited in the mail, postage prepaid, addressed as follows:

If to MONSANTO, addressed to:

Monsanto Canada Inc.

P.O. Box 787

2300 Argentia Road

Mississauga, Ontario  L5M 2G4

Attention:  Director, Legal Affairs

Copy to:  General Counsel G.D. Searle and Co.

5200 Old Orchard

Skokie Illinois  60077

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If to ROBERTS, addressed to:

ROBERTS PHARMACEUTICAL CORPORATION

Meridian Center II

4 Industrial Way West

Eatontown, New Jersey  07724

Attention:  Anthony A. Rascio, Vice President and General Counsel

12.2  Entire Agreement.  This Agreement contains the entire and sole
      -----------------
understanding of the Parties hereto with respect to the matters covered hereby or any of the transactions contemplated herein, and supersedes and cancels any and all oral or written prior agreements, understandings, statements and representations between the Parties with respect thereto or any part hereof. All of the Exhibits hereto are made a part of this Agreement.

12.3  Amendments.  No waiver, modification or amendment of any term, condition
      -----------
or provision of this Agreement shall be valid or of any effect unless made in writing, signed by the Party to be bound or its duly authorized representative and specifying with particularity the nature and extent of such waiver, modification or amendment. Any waiver by any Party of any default of the other shall not affect or impair any right arising from any subsequent default.

12.4  Governing Law.  This Agreement and the validity, interpretation and
      --------------
performance thereof shall be governed by and construed in accordance with the laws of the Province of Ontario.

12.5  Public Announcement.  No press release, public announcement, confirmation
      --------------------
or other communication regarding this Agreement or the contents hereof shall be made by either Party without the prior written approval of the other Party (which shall not be withheld unreasonably).

12.6  Expenses and Fees.  Except as otherwise specifically provided in this
      ------------------
Agreement, each Party shall pay and bear its own expenses and fees incurred in connection with this Agreement and any of the transactions contemplated hereby, including without limitation the fees of solicitors, or finders, employed by it.

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12.7  Article and Section Headings.  Article and Section headings are inserted
      -----------------------------
for convenience only and are in no way to be construed as part of this Agreement or as a limitation of the scope of the particular Articles or Sections to which they refer.

12.8  Time is of the Essence.  Time is of the essence with respect to each and
      -----------------------
every provision of this Agreement.

12.9  Breach.  If ROBERTS fails to close the transaction described herein (other
      -------
than because of a default by MONSANTO), or pursuant to the terms of this Agreement, MONSANTO shall be entitled to as its sole remedy to retain all payments previously made by ROBERTS to Monsanto under this Agreement (including any interest) as full liquidated damages. If MONSANTO fails to close the transaction described herein (other than because of a default by ROBERTS) ROBERTS shall be entitled as its sole remedy to the return of all payments previously made by ROBERTS to MONSANTO under this Agreement (including any interest).

12.10  Successors and Assigns.  Neither Party may assign this Agreement (except
       -----------------------
that ROBERTS may assign to a wholly owned subsidiary provided that ROBERTS continues to be fully liable to MONSANTO hereunder). The terms and conditions of this Agreement will survive closing and be binding upon, and enure to the benefit of the parties hereto and their respective permitted successors and assigns.

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          IN WITNESS WHEREOF, the Parties hereto have duly executed this
Agreement and affixed their corporate seals as of the day and year first hereinabove written.

                                    MONSANTO CANADA INC.

                                    /s/ R. Ian Lenox
                                    ____________________________________________

                                    Title:  President/Monsanto Canada
                                    ____________________________________________

                                    ROBERTS PHARMACEUTICAL CORPORATION


                                    /s/ Anthony A. Rascio
                                    ____________________________________________


                                    Title:  Vice President
                                    ____________________________________________


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